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                                    EXHIBIT 4

                      CONSULTING AGREEMENT WITH JAMIE GOMEZ

This Consulting Agreement ("Agreement") is to be effective as of the 25th day of November 2002, by and between Dtomi, Inc., (the "Company") and Jaime S. Gomez ("Consultant"), having his office located at 15476 NW 77 St., #346, Miami Lakes, FL 33016.

For the purposes of this Agreement, either of the above shall be referred to as a "Party" and collectively as the "Parties".

The  Parties  hereby  agree  as  follows:

1. APPOINTMENT OF JAIME S. GOMEZ AS CONSULTANT. The Company hereby appoints Consultant and Consultant hereby agrees to render services to the Company as a business consultant and advisor.

2.     DUTIES:  Consultant  shall  provide  the Company with the identification,
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research  and  analysis  of  merger  and/or  acquisition  targets,  and  the identification, research and analysis of prospective business development opportunities.

     A. TERM. The term of this Consulting Agreement shall be for a period of twelve (12) months commencing on the date hereof ("Term").
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     B.  COMPENSATION.  The Company agrees to compensate Consultant with a total of four hundred thousand (400,000) shares of common stock of the Company (the "Shares"). The Shares shall be fully vested and non-forfeitable upon issuance. The Company agrees to register the four hundred thousand (400,000) shares of common stock by filing a form S-8.

3.     CONFIDENTIALITY:  Consultant  will not disclose to any other person, firm
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or  corporation,  nor  use for its own benefit, during or after the Term of this
Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Consultant in the course of performing services hereunder. Any advice rendered by Consultant pursuant to this Agreement may not be disclosed in any manner without the prior written approval of the Company.

The Company, its agents or assigns, hereby expressly agrees that it, directly or indirectly for itself, or through its representative, agents, employees or affiliates, will not pursue a transactions with any introduced party acknowledged by the Company or an Agent of Consultant independent of Consultant, unless Company has a written commitment prior to the introduction.

4.     INDEMNIFICATION:  The  Company,  its  agents or assigns, hereby agrees to
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indemnify  and  hold  Consultant  harmless  from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Agreement, whether or not Consultant is party to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents, harmless from and against all liabilities, where a court of competent jurisdictions has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder, which conduct gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determinations, the indemnification and reimbursement provision of this Consulting Agreement shall apply and Company shall perform its obligation hereunder to reimburse Consultant for its expenses).

5.     INDEPENDENT  CONTRACTORS:  Consultant and the Company hereby acknowledge
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that  Consultant  is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is, an agent of the Company.

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6.     Termination:  The  Company reserves the right to terminate this Agreement
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at  any  time  after the first 60 days.  Notice must be given in writing with 30 days notice. Consultant may terminate his obligation under this Agreement by giving the Company at least 30 days notice in advance anytime after 180 days. In the event that the Consultant terminates this Agreement, then any balance due under this Agreement shall become null and void.

      a. Mediation: Any controversy between the Parties involving the construction or application of any terms, provisions, or conditions of the Agreement, shall on the written request of either Party served on the other, be submitted to mediation before a neutral third party. The Parties shall share the cost of mediation jointly.

7.     Partial Invalidity:  If any part of this Agreement shall be determined by
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a court or mediator to be invalid, the remainder hereof shall be construed as if the  invalid  portion  has  been  omitted.

8.     Waiver:  No  waiver  of  any of the provisions of this Agreement shall be
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deemed  or  shall  constitute  a waiver of any of the provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9.     Law  Governing  Agreement:  This  Agreement  shall  be  governed  by  and
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construed  in  accordance with the laws of the State of Florida, county of Dade.

10.     Miscellaneous:  This Agreement sets forth the entire understanding of
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the Parties relating to the subject matter hereof and supercedes and cancels any prior communications, understandings and agreements between the Parties. This Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. This Agreement shall be governed by the laws of the State of Florida without reference to the conflict of law principles thereof. In the event of any dispute as to the terms of this Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

11.     Notice:  Any  notice  required  or permitted hereunder shall be given in
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writing  (unless  otherwise  specified  herein)  and shall be deemed effectively given upon personal delivery or seven (7) business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following address, or at such other addresses as a Party may designate by ten (10) days advance written notice to each of the Parties hereto:

Company:        DTOMI,  INC.
                200 Ninth Ave. N.
                Suite 220
                Safety Harbor, FL 34965

Consultant:     JAIME  S.  GOMEZ
                15476  NW  77  Ct.,  #346
                Miami  Lakes,  FL  33016

12.     Entire  Agreement:  This  Agreement  supersedes  any  and  all  other
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agreements,  either  written or oral, between the Parties hereto with respect to the services the Consultant shall provide to the Company as such services relate to sales and marketing; this agreement in no way supersedes any other agreements that Consultant may have with the Company pertaining to other matters. All Parties to this Agreement must sign any modifications to this Agreement.

With my hand below I affirm that I am the legally authorized signatory for this transaction, empowered to bind myself and/ or my company to legal agreements by this signature. In so doing I attest that I fully understand the foregoing statement(s) contained in this agreement and accepted the percentages without reservation or modification.


Accepted  and  agreed  to  as  of  this  25th  day  of  November  2002.

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Dtomi,  Inc.                              Jaime  S.  Gomez


/s/    John  "JT"  Thatch                  /s/  Jamie   Gomez
-----------------------------             -------------------------
President                                       Jamie  S. Gomez








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